Exhibit 10.38

AMENDMENT No. 5 TO
THE PROFIT SHARING PLAN OF
QUEST DIAGNOSTICS INCORPORATED

          The Profit Sharing Plan of Quest Diagnostics Incorporated, whose predecessor was originally effective October 1, 1973, as presently maintained under an amendment and restatement made effective as of January 1, 2007, and as amended from time to time thereafter, is hereby further amended, generally effective as of January 1, 2011 except as specifically stated herein or as may be required by applicable law, in the following respects:

1. A new definition is added to Section 1.1 to provide as follows:

          “Appeals Committee – The Appeals Committee, as provided for in Section 8.1.”

2. A new definition is added to Section 1.1 to provide as follows:

          “Investment Committee – The Investment Committee, as provided for in Section 8.1.”

3. The definition of “Investment Option” in Section 1.1 is amended in its entirety to provide as follows:

“Investment Option– The investment vehicle elected by the Participant in accordance with Section 2.4 for investment of his Individual Account. The Employer Stock Fund shall at all times be an available Investment Option under this Plan.”

4. Section 3.1(b)(7) is amended in its entirety, effective January 1, 2012, to provide as follows:

“(7)

In order to make a Catch-Up Pre-Tax Contribution, a Participant must either be making a Regular Pre-Tax Contribution of at least 5% of Deferral Compensation or have reached the Code Section 402(g) limit.”

5. Section 3.2 is amended in its entirety, effective January 1, 2012, to provide as follows:

“3.2	Employer Matching Contributions

Subject to Section 3.5, for paydates on or after January 6, 2012 the Employer shall make Employer Matching Contributions to the Trust Fund equal to 100% of the Regular Pre‑Tax Contributions made by each Participant with respect to each payroll period, but taking into account only those Regular Pre-Tax Contributions made by the Participant with respect to such payroll period which are made at a rate that does not exceed 5% of the Participant’s Deferral Compensation. The Employer shall not make Employer Matching Contributions with respect to Catch-Up Pre-Tax Contributions, except for Catch-Up Pre-Tax Contributions that have been recharacterized as Regular Pre-Tax Contributions pursuant to Section 3.1(b)(6).

A Participant may designate that his Employer Stock Matching Sub-Account be invested in accordance with the Investment Option specification designated by the

Participant for the investment of Regular Pre-Tax Contributions. Pursuant to Section 2.4(b), a Participant may change such Investment Option specification. In the absence of a valid Investment Option specification to the contrary, a Participant’s Employer Stock Matching Sub-Account shall remain invested in the Employer Stock Fund.

The entire Employer Matching Contribution shall be invested in accordance with the Investment Option specification designated by the Participant for the investment of Regular Pre-Tax Contributions and shall be held in the Employer Matching Sub-Account.

Notwithstanding anything in this Section 3.2 to the contrary, effective January 1, 2012, if the Code Section 402(g) limit is less than 5% of the Code Section 401(a)(17) limit when a Non-highly Compensated Employee makes Regular Pre-tax Contributions equal to the Code Section 402(g) limit and also makes Catch-up Pre-tax Contributions then the Non-highly Compensated Employee will receive Employer Matching Contributions on his Catch-up Pre-tax Contributions. Notwithstanding, the Non-highly Compensated Employee will only receive Employer Matching Contributions on his Catch-up Pre-tax Contributions to the extent necessary to meet the matching contributions formula of this Section 3.2.”

6. Section 3.12 is amended in its entirety to provide as follows:

“3.12	Corrective Contributions

(a)

If it becomes necessary to correct a failure to follow the provisions of the Plan, to correct mistakes made in amounts distributed from or credited to Accounts, to restore the portion of an Account that was forfeited pursuant to any provision of the Plan or if an Employee should have been included as a Participant but is mistakenly excluded for any reason, correction or restoration shall first be made out of Employer contributions and forfeitures and then out of Trust Fund earnings for the Plan Year in question, but only to the extent that such amounts have not already been allocated under the provisions of the Plan. Any additional amounts needed may be provided by a special contribution to the Plan which the Employers, in their sole discretion (but subject to the applicable limitations on deductible contributions and maximum annual additions and considering the rules on deductibility under Code Section 162), may elect to make. Any such correction of mistake or special contribution shall be corrected, allocated or credited in the fashion specified by the Plan Administrator.

(b)

The provisions of this subsection (b) shall apply only to an Employee or former Employee who becomes entitled to back pay by an award or agreement of an Employer without regard to mitigation of damages. If a person to whom this subsection applies was or would have become an Eligible Employee after such back pay award or agreement has been effected, and if he had not previously elected to make Employee Pre-Tax Contributions pursuant to Section 3.1 but, within 30 days of the date he receives notice of the provisions of this Section, makes an election to make Employee Pre-Tax Contributions in accordance with Section 3.1 (retroactive to any date as of which he was or has become eligible to do so), then he may elect that any Employee Pre-Tax Contributions not previously made on his behalf but which, after application of the foregoing provisions of this subsection, would have been made under the provisions of Article III shall be made out of the proceeds of such back pay award or agreement. In addition, if any such Employee or former Employee would have been eligible to participate in the allocation of Employer Matching or Discretionary Contributions under the provisions of Articles III or XI for any prior Plan Year after such back pay award or agreement has been effected, his Employer shall make Employer Matching and Discretionary Contributions equal to the amount of the Employer Matching and Discretionary Contributions (respectively) which would have been allocated to him under the provisions of Articles III or XI as in effect during each such Plan Year. The amounts of such additional contributions shall be credited to his Account. Any additional contributions made pursuant to this subsection shall be made in accordance with, and subject to the limitations of, the applicable provisions of the Plan.”

7. Section 4.5 is amended in its entirety to provide as follows:

“4.5	Allocation of Forfeitures

Any Forfeitures arising under Section 5.5(b)(3) shall be used to the extent necessary to restore a reemployed Participant’s Prior ESOP Employer Stock Sub-Account, Prior ESOP Employer Contributions Sub-Account, Prior Employer Match Sub-Account, a Prior Focus Plan Match Sub‑Account, Prior Employer Five-Year Sub-Account, Prior Employer Six-Year Money Purchase Sub-Account, Prior Employer Six-Year Sub-Account, or Prior Unilab Employer Contribution Sub-Account as provided in Section 5.5(b)(3) and/or shall be applied to reduce Employer Contributions (including corrective allocations made to the Plan and earnings on such corrective allocations pursuant to Section 3.12) and/or shall be used to pay Plan expenses.”

8. Section 7.3 is amended in its entirety to provide as follows:

“7.3	Employer Stock Fund

One of the Investment Options shall be the Employer Stock Fund, which will be invested in Employer Stock, provided such stock qualifies as qualifying employer securities within the meaning of ERISA Section 407(d)(5), and will be administered on a unit accounting basis. The Plan is intended to be an eligible individual account plan under ERISA Section 407(d)(3). The portion of the Plan comprised of the Employer Stock Fund shall be an employee stock ownership plan under Code Sections 409 and 4975(e)(7) which shall include the share distribution requirements of Code Section 409(h) and the participant pass-through voting rights required under Code Section 409(e). The level of Plan assets invested in such fund shall be determined by Participants’ Investment Option specifications and, subject to any restrictions that may be imposed under Section 2.4, may consist of up to 100% of all Plan assets; provided that in no event may any portion of a Participant’s Account be required to be maintained in the Employer Stock Fund. With respect to the Employer Stock Fund, the Plan is intended to comply with the Corporation’s securities law compliance policy and with applicable federal securities laws.”

9. Clause (3) in the third paragraph of Section 8.1 is amended to provide as follows:

“(3) delegation by the Committee to another committee (the “Investment Committee”) of the responsibility to add, change or delete Investment Options (other than the Employer Stock Fund) and make other investment-related discretionary decisions, or to another committee (the “Appeals Committee”) of the responsibility to make final determinations of claims for benefits, to determine eligibility for benefits and to resolve any situation not specifically covered by the provisions of the Plan.”

10. A new paragraph is added at the end of Section 8.5 to provide as follows:

“Notwithstanding any other provision of the Plan to the contrary, the Committee has designated the Investment Committee, whose members need not be members of the Committee, to review and monitor the Investment Options (other than the Employer Stock Fund) under the Plan, and at any time to add, change or delete the available Investment Options (other than the Employer Stock Fund) and make other investment-related discretionary decisions; provided that neither the Committee nor or its designate (including the Investment Committee) has the power to remove the Quest Diagnostics Incorporated Stock Fund as an available Investment Option under the Plan. Neither the Committee nor its designate (including the Investment Committee) has responsibility for monitoring the performance of the Employer Stock Fund or authority to take any action with respect to the Employer Stock Fund or its operation, other than with respect to the amount of liquidity that is appropriate to be maintained within this fund and the investment of such liquid assets. The Investment Committee also shall establish, or cause to be established, investment guidelines consistent with the objectives of the Plan and the requirements of ERISA.”

11. Effective June 1, 2007, Section 11.1(a)(2)(A) is amended by replacing the term “separation from service” with the term “severance from employment.”

12. A new Section 12.10 is added to the Plan to provide as follows:

“12.10	Recovery of Overpayment

If the Plan makes an overpayment, the Plan has the right at any time to, as elected by the Plan Administrator:

(a)	recover that overpayment from the person to whom it was made;

(b)	offset the amount of that overpayment from a future payment; or

(c)	a combination of both.

The Plan shall be considered to have established an equitable lien by agreement with the person to whom such overpayment was made. Such payee shall, upon request, execute and deliver such instruments and papers as may be required, and shall do whatever else is necessary, to secure such rights of recovery to the Plan.”

13. Appendix A is amended in its entirety to provide as follows in the attached Appendix A.

14. In all other respects, the Plan shall remain unchanged by this Amendment.

          As evidence of its adoption of this Amendment, Quest Diagnostics Incorporated has caused this instrument to be signed by its authorized officer this 21st day of December, 2011, generally effective as of January 1, 2011, except as specifically stated herein or as may be required by applicable law.

QUEST DIAGNOSTICS INCORPORATED

By:	/s/ David W. Norgard

Title:	Vice President, Human Resources

Appendix A

The Plan allows employers other than Quest Diagnostics to adopt its provisions. Except as specifically provided below, the names of participating employers (and jurisdictions of organization) as of January 1, 2012, of this Plan are:

ADI Holding Company, Inc (DE) (participation began 4/11)
American Medical Laboratories, Incorporated (DE)
APL Properties Limited Liability Company (NV)
Associated Clinical Laboratories of Pennsylvania, L.L.C. (PA)
Athena Diagnostics, Inc. (DE) (participation began 4/11)
Axys Pharmaceuticals, Inc. (DE)
Berkeley HeartLab, Inc. (CA)
C & S Clinical Laboratory, Inc. (NJ)
Celera Corporation (DE)
Celera Diagnostics, LLC (DE)
Central Plains Holdings, Inc. (KS)
CompuNet Clinical Laboratories (OH)
Diagnostic Path Lab, Inc. (TX)
Diagnostic Reference Services Inc. (MD)
Enterix Inc. (DE)
ExamOne LLC (DE)
ExamOne World Wide of NJ, Inc. (NJ)
ExamOne World Wide, Inc. (PA)
Focus Diagnostics, Inc. (DE)
HemoCue, Inc. (CA)
LabOne of Ohio, Inc. (DE)
LabOne, Inc. (MO)
LabOne, L.L.C. (KS)
MedPlus, Inc. (OH)
MetWest Inc. (DE)
Nichols Institute Diagnostics (CA)
Nomad Massachusetts, Inc. (MA)
North Coast General Services, Inc. (PA)
OralDNA Labs, Inc. (DE)
Quest Diagnostics Clinical Laboratories, Inc. (DE)
Quest Diagnostics Finance Incorporated (DE)
Quest Diagnostics Holdings Incorporated (DE)
Quest Diagnostics Incorporated (MD)
Quest Diagnostics Incorporated (MI)
Quest Diagnostics Incorporated (NV)
Quest Diagnostics Investments Incorporated (DE)
Quest Diagnostics LLC (CT)
Quest Diagnostics LLC (IL)
Quest Diagnostics LLC (MA)
Quest Diagnostics Nichols Institute (CA)
Quest Diagnostics Nichols Institute, Inc. (VA)
Quest Diagnostics of Pennsylvania Inc. (DE)
Quest Diagnostics Provider Network, LLC (CO)
Quest Diagnostics Receivables Inc. (DE)
Quest Diagnostics Venture LLC (PA)
Quest Diagnostics Ventures LLC (DE)
Specialty Laboratories, Inc. (CA)
Unilab Corporation (DE)
Valcor Associates Inc. (PA)

Associated Pathologists, Chartered (NV)
Associated Diagnostics Pathologists, Inc. (CA)